Exhibit 10.18

SHOULDER INNOVATIONS, INC.
CONVERTIBLE NOTE PURCHASE AGREEMENT
This Convertible Note Purchase Agreement (this “Agreement”) is made as of July 18, 2025 by and among Shoulder Innovations, Inc., a Delaware corporation (the “Issuer”), and the investors listed on Exhibit A attached to this Agreement (each, a “Lender” and together, the “Lenders”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.
WHEREAS, on the date hereof, the Issuer desires to sell and issue to the Lenders, and the Lenders desire to purchase from the Issuer by way of a cash payment of the Investment Amount (as defined below) to the Issuer (as set forth opposite the name of each Lender on the Schedule of Lenders attached hereto as Exhibit A (the “Schedule of Lenders”)), the unsecured convertible notes, the form of which is attached hereto as Exhibit B (each, a “Note” and together, the “Notes”) in an aggregate amount of $40,000,000, on the terms and subject to the conditions of this Agreement.
The parties hereby agree as follows:
1.    Definitions.
1.1    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund, registered investment company or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person. For purposes of this definition, the term “control” when used with respect to any Person shall mean the power to direct the management or policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
1.2    “Agreement” has the meaning set forth in the recitals.
1.3    “Business Day” means a day other than a Saturday, Sunday, federal or New York holiday or other day on which commercial banks in New York, New York are authorized or required by law to be closed for business.
1.4    “Closing” has the meaning ascribed to it in Section 3.1 hereof.
1.5    “Capital Stock” means the Common Stock and Preferred Stock of the Issuer.
1.6    “Code” means the Internal Revenue Code of 1986, as amended.
1.7    “Common Stock” means the common stock of the Issuer, par value $0.001 per share.

1.8    “Conversion Shares” means the Capital Stock issuable upon the conversion of the Notes pursuant to the terms of the Notes.
1.9    “Disclosure Schedule” means the Disclosure Schedule attached hereto as Exhibit C.
1.10    “Investment Amount” has the meaning set forth in the recitals.
1.11    “Lender” has the meaning set forth in the recitals.
1.12    “Liquidation Event” has the meaning ascribed to such term in the Notes.
1.13    “Material Adverse Effect” means any change affecting, or condition having an effect on, the Issuer that is materially adverse to the assets (including intangible assets), business, properties, condition (financial or otherwise) or results of operations of the Issuer as its business is currently conducted or currently proposed to be conducted, other than any change, effect or occurrence in or attributable to general economic conditions, provided, however, that any such change, effect or occurrence in or attributable to general economic conditions does not affect the Issuer in a materially disproportionate manner relative to most other industry participants.
1.14    “Note” has the meaning set forth in the recitals.
1.15    “Person” means any individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.
1.16    “Preferred Stock” means the preferred stock of the Issuer, par value $0.001 per share.
1.17    “Schedule of Lenders” has the meaning set forth in the recitals.
1.18    “SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
1.19    “Securities Act” means the U.S. Securities Act of 1933, as amended.
1.20    “Subordination Agreement” means that certain Subordination Agreement, dated as of the date hereof, entered into by and among the Issuer, the Lenders and Trinity Capital Inc., as Administrative Agent and Collateral Agent under the Loan and Security Agreement, dated as of August 7, 2023 (as amended), between the Issuer, the lenders from time to time party thereto, and Trinity Capital Inc.
2.    Terms of the Notes.
2.1    Sale and Issuance of the Notes. On the terms and subject to the conditions of this Agreement, the Issuer agrees to issue and sell to each Lender a Note for the Investment Amount set forth opposite such Lender’s name in the Schedule of Lenders, and each Lender, severally, agrees to purchase such Note for such Investment Amount. The Investment Amount shall be paid at Closing (as defined below) to the Issuer by wire transfer to a bank account designated by the Issuer. Each Note will have an original principal amount equal to the Investment Amount for the applicable Lender as set forth opposite such Lender’s name in the Schedule of Lenders. The Issuer’s obligations to each Lender shall be evidenced by the Note delivered to such Lender on the date of the Closing.
2.2    Priority. Notwithstanding any other provision contained herein, the rights, duties and obligations provided for herein are subject in all respects to the provisions of the Subordination Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the Subordination Agreement, the provisions of the Subordination Agreement shall control.
3.    Closing Mechanics.
3.1    Closing. The closing of the purchase of the Notes in return for the consideration paid by each Lender (as set forth on the Schedule of Lenders) shall take place remotely via the exchange of documents and signatures on July 18, 2025 or at such other time and place as the Issuer and Lenders agree upon orally or in writing (which time and place are designated as the “Closing”). At the Closing, (i) each Lender shall deliver its respective Investment Amount, a properly completed and valid Internal Revenue Service Form W-9 and a duly executed Note to the Issuer and (ii) the Issuer shall, upon receipt thereof from a Lender and in exchange therefor, deliver to such Lender an executed Note with an original principal amount equal to the Investment Amount set forth opposite such Lender’s name on the Schedule of Lenders and shall record in its books and records the issuance of the Note being purchased by such Lender. Notwithstanding the foregoing, (x) prior to the Closing, the Issuer shall deliver to each Lender (or its designated custodian, as per its delivery instructions), an executed Note registered in such Lender’s name (or in the name of such Lender’s nominee, as per its delivery instructions) representing the Note that such Lender is purchasing (or an electronic image of such Note as instructed by Lender) against payment of the purchase price therefor by check payable to the Issuer, by wire transfer to a bank account designated by the Issuer, or by any combination of such methods and (y) each Lender shall not be required to send its payment by check, wire transfer, or by any combination of such methods for the Note being purchased by such Lender, as applicable, until it (or its designated custodian, as per its delivery instructions) confirms receipt of an electronic image of the executed Note as instructed by Lender; provided, however, that upon a Lender’s request, the Company shall deliver the wet-ink signed physical Note to such Lender (or its designated custodian, as per its delivery instructions) via a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.
4.    Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Lenders as of the Closing that, except as set forth in the Disclosure Schedule which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete. The Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 4, and the disclosures in any section or subsection of the Disclosure Schedule qualify other sections and subsections in this Section 4 only to the extent it is readily apparent based upon a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of this Agreement, the phrase “to the Issuer’s Knowledge” (or any phrase of similar import) means the actual knowledge of the following individuals: Executive Chairman, Chief

Executive Officer, President, Chief Operating Officer, Chief Technical Officer, Chief Financial Officer, Chief Commercial Officer, Vice President, Research and Development (if, in each case, the Issuer has such officer) and each other executive-level employee, including any employee who holds a vice president-level position or a title including “Chief” or similar designation, in each case after reasonable inquiry with employees are who are division or department directors and division or director managers.
4.1    Organization, Good Standing and Qualification. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as currently conducted and as proposed to be conducted. The Issuer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
4.2    Subsidiaries. The Issuer does not presently own or control, directly or indirectly, any interest in any other corporation, limited partnership, trust, association or other business entity. The Issuer is not a participant in any joint venture, partnership or similar arrangement. Since its inception, the Issuer has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or any other business entity.
4.3    Authorization. All corporate action on the part of the Issuer, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Issuer hereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Notes being sold hereunder and the shares of Common Stock issuable upon conversion of the Notes has been taken and this Agreement, when executed and delivered by the Issuer, will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, subject to: (a) laws limiting the availability of specific performance, injunctive relief, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and (b) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally.
4.4    Governmental Consents. Assuming the accuracy of the representations made by the Lenders in Section 5, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Issuer is required in connection with the offer, sale or issuance of the Notes (and the shares of Common Stock issuable upon conversion of the Notes) or the consummation of any other transaction contemplated hereby, except for the following: (a) filings pursuant to Regulation D of the Securities Act and (b) such filings as may be required under applicable state securities laws, and neither the Issuer nor any authorized agent acting on its behalf will take any action hereafter that would cause the Issuer to require any such consent, approval, order, authorization, registration, qualification, designation, declaration or filing.
4.5    Valid Issuance of Notes. The Notes, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued and free of restrictions on transfer other than restrictions on transfer under this Agreement and the Notes, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Lender. The Conversion Shares have been duly reserved for issuance upon the conversion of any amount under the Notes, and upon issuance in accordance with the terms of the Issuer’s certificate of incorporation and the Notes, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Notes and any lock-up or similar agreement entered into by a Lender in connection with an initial public offering of Common Stock, applicable federal and state securities laws and encumbrances created by or imposed by a Lender. Based in part upon the representations of the Lenders in Section 5 of this Agreement, the Notes and, upon the conversion of any amount under such Notes into Conversion Shares, Conversion Shares will be issued in compliance with all applicable federal and state securities laws.
4.6    Capitalization. Immediately prior to the Closing:1
(a)    The authorized capital of the Issuer consists of:
(i)    280,986,575 shares of Common Stock, 3,434,959 shares of which are issued and outstanding immediately prior to the Closing.
(ii)    238,447,976, shares of preferred stock, $0.001 par value per share (“Preferred Stock”), of which (u) 16,840,400 shares have been designated Series Seed Preferred Stock, par value $0.001 per share, all of which are issued and outstanding immediately prior to the Closing, (v) 22,399,370 shares have been designated Series A Preferred Stock, par value $0.001 per share, all of which are issued and outstanding immediately prior to the Closing, (w) 6,913,964 shares have been designated Series B Preferred Stock, par value $0.001 per share, all of which are issued and outstanding immediately prior to the Closing, (x) 50,116,284 shares have been designated Series C Preferred Stock, par value $0.001 per share, all of which are issued and outstanding immediately prior to the Closing, (y) 83,403,626 shares have been designated Series D Preferred Stock, par value $0.001 per share, 80,909,169 of which are issued and outstanding immediately prior to the Closing, and (z) 58,774,332 shares have been designated as Series E Preferred Stock, par value $0.001 per share, 58,774,312 of which are issued and outstanding immediately prior to the Closing.
(iii)    All of the shares of Common Stock outstanding have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.
(iv)    The Issuer has reserved an aggregate of 41,700,495 shares of Common Stock for issuance to employees and other service providers pursuant to the Issuer’s Stock Option Plan, initially adopted on February 14, 2017 and as amended (“Option Plan”), duly adopted by the Board of Directors and approved by the stockholders of the Issuer, under which 3,158,977 shares of Common Stock have been issued and are outstanding pursuant to the exercise of options to purchase such Common Stock and stock purchase agreements therefore and are included in the Common Stock set forth above, options to purchase 32,162,072 shares have been
1 NTD: Capitalization to be updated through Closing.

granted and are currently outstanding or have been committed to by the Issuer in writing, and 6,379,446 shares remain available for issuance pursuant to the Option Plan.]
(b)    Except for (i) the conversion rights of the Notes to be issued under this Agreement, (ii) the conversion rights of the Preferred Stock set forth in the Issuer’s certificate of incorporation, (iii) the rights provided in the Issuer’s Fourth Amended and Restated Investors’ Rights Agreement dated as of March 6, 2025, the Issuer’s Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of March 6, 2025 and the Series E Preferred Stock Purchase Agreement dated as of March 6, 2025, (iv) the securities and rights under the Issuer’s Option Plan, and (v) warrants to purchase an aggregate of 2,494,457 shares of Series D Preferred Stock and 340,140 shares of Common Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Issuer any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock.
(c)    None of the Issuer’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or accelerated lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. The Issuer has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.
(d)    All outstanding shares of Common Stock and Preferred Stock, and all shares of Common Stock and Preferred Stock issuable upon the exercise or conversion of outstanding options, warrants or other exercisable or convertible securities are subject to a market standoff or “lockup” agreement of not less than 180 days following the initial public offering of the Issuer’s securities.
(e)    The Issuer believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under the Code and the guidance thereunder) under which the Issuer makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Issuer, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.
(f)    The Issuer has obtained valid waivers of any rights by other parties to purchase any of the Notes covered by this Agreement.
4.7    Agreements; Action.
(a)    Schedule 4.7(a) of the Disclosure Schedule sets forth a list of all agreements, commitments of any nature (whether oral or otherwise), understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Issuer is a party or by which it is bound that constitute or involve (i) obligations (contingent or otherwise) of, or payments to, the Issuer in excess of $150,000, and other than obligations to employees and consultants of the Issuer with respect to their employment or engagement as consultants, as applicable, (ii) the transfer or license of any Proprietary Right (as defined in Section 4.9 below) to or from the Issuer, other than licenses arising from the purchase of “off the shelf” or other standard products and other than agreements entered into in the ordinary course of business, each of which agreements is not, individually, material to the Issuer’s business, (iii) provisions granting rights to any person or entity to manufacture, produce, license, market or sell the Issuer’s products or services or restricting or adversely affecting the development manufacture or distribution of the Issuer’s products or services, (iv) indemnification by the Issuer with respect to infringements of Proprietary Rights, other than indemnification obligations arising from agreements entered into in the ordinary course of business, (v) any employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, (vi) any distributor, sales representative or similar agreement, (vii) any agreement under which the Issuer is restricted from carrying on any business anywhere in the world, (viii) any agreement for the disposition of a material portion of the Issuer’s assets (other than for the sale of inventory in the ordinary course of business) and (ix) any agreement for the acquisition of the business or securities or other ownership interests of another party. For the purposes of meeting the foregoing threshold, all indebtedness, liabilities, agreements, understandings, instruments, contracts, and proposed transactions involving the same person or entity (including persons or entities the Issuer has reason to believe are affiliated therewith) shall be aggregated. All of the foregoing agreements and contracts are valid and binding upon the Issuer in accordance with their respective terms (subject to laws limiting the availability of specific performance, injunctive relief, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally) and, to the Issuer’s knowledge are in full force and effect in all material respects. Neither the Issuer, nor, to the Issuer’s knowledge, any other party thereto, is in material default of any of its obligations under any of the agreements or contracts listed on Schedule 4.7(a) of the Disclosure Schedule.
(b)    The Issuer has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course trade debt) individually in excess of $150,000 or, in the case of indebtedness or liabilities individually less than $150,000, in excess of $250,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, (iv) acted as a guarantor or indemnitor of any indebtedness of any other person or entity or (v) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of meeting the foregoing thresholds of $150,000 and $250,000, all indebtedness, liabilities, agreements, understandings, instruments, contracts, and proposed transactions involving the same person or entity (including persons or entities the Issuer has reason to believe are affiliated therewith) shall be aggregated.
4.8    Compliance with Other Instruments; Compliance with Laws. The Issuer is not in violation or default of any provision of its certificate of incorporation or bylaws. Without limiting the representations set forth in Section 4.7(a) above, the Issuer is not in violation or default of any provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, writ, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound. The Issuer is not in violation of any provision of any federal, state or local statute, rule or governmental regulation applicable to the Issuer which would have a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the issuance and sale of the Notes will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained and which are identified on the Disclosure Schedule), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Issuer pursuant to any such provision, or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Issuer, its business or operations, or any of its assets or properties pursuant to any such provision.
4.9    Proprietary Rights.
(a)    For purposes of this Agreement, “Proprietary Rights” means all (i) United States and non-United States patents and patent applications, and any divisional, continuation, continuation in part, reissue, renewal or re-examination patent issuing therefrom (including any foreign counterparts), (ii) copyrights and registrations thereof, (iii) trade secrets and other confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, technology, proprietary processes, techniques, methodologies, formulae, algorithms, models, user interfaces, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, inventions, source code, object code, and, with respect to all of the foregoing, related confidential documentation, (iv) trademarks, service marks, trade names, domain names and applications and registrations therefore, and (v) subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are necessary to the Issuer in the conduct of the Issuer’s business as now conducted and as presently proposed to be conducted.
(b)    The Issuer owns, possesses or has acquired on commercially reasonable terms sufficient legal rights to all Proprietary Rights used by it in its business as currently conducted and as currently proposed to be conducted without any conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic institutions with which any of them may be affiliated now or may have been affiliated in the past. No product or service marketed or sold (or proposed to be marketed or sold) by the Issuer violates or will violate any license or infringes or will infringe any Proprietary Right of any other party. The Issuer has not received any communications alleging that the Issuer has violated, or by conducting its business, would violate any of the Proprietary Rights of any other person or entity.
(c)    Except as set forth on Subsection 4.9(c) of the Disclosure Schedule, other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Proprietary Rights used by the Issuer it in its business as currently conducted and as currently proposed to be conducted, nor is the Issuer bound by or a party to any options, licenses or agreements of any kind with respect to the Proprietary Rights of any other person or entity. The Issuer has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Issuer’s business.
(d)    It will not be necessary to use any inventions of any of its employees or consultants (or persons it currently intends to hire) made prior to their employment by the Issuer, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. Each employee and consultant has assigned to the Issuer all Proprietary Rights he or she owns that are related to the Issuer’s business as now conducted and as presently proposed to be conducted and all Proprietary Rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Issuer that (i) relate, at the time of conception, reduction to practice, development, or making of such Proprietary Right, to the Issuer’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Issuer’s time or with the use of any of the Issuer’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Issuer. Each current and former employee of the Issuer and each current and former consultant to the Issuer has executed a proprietary rights and information agreement or consulting agreement, as applicable, in substantially one of the forms provided to the counsel to the Lenders; no current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such agreements; and the Issuer is not aware that any no current or former employee is in violation of any such agreement.
(e)    Subsection 4.9(e) of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, tradenames and registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Issuer.
(f)    The Issuer has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any general public license, lesser general public license or similar license arrangement that requires the Issuer to publish or otherwise disclose any of its computer source code in any manner that would materially restrict the ability of the Issuer to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Proprietary Rights (other than open source software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works, (ii) any restriction on the consideration to be charged for the distribution of any Proprietary Rights, (iii) the creation of any obligation for the Issuer with respect to Proprietary Rights owned by the Issuer, or the grant to any third party of any rights or immunities under Proprietary Rights owned by the Issuer, or (iv) any other limitation, restriction or condition on the right of the Issuer with respect to its use or distribution of any Proprietary Rights. The Issuer is in material compliance with all licenses for open source software that it embeds, links to, uses or distributes.
(g)    No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than the Issuer’s investors) was used in the development of any Proprietary Rights owned by or exclusively licensed by the Issuer. No person who was involved in, or who contributed to, the creation or development of any Proprietary Rights owned by or exclusively licensed by the Issuer has performed services for the government, university, college or other educational institution or research center in a manner that would have an adverse effect on the ownership or use of such Issuer owned Proprietary Rights, or use of such exclusively licensed Proprietary Rights, as applicable.
4.10    Employees; Consultants.
(a)    As of the date hereof, the Issuer employs the number of full-time employee and part-time employees and engages the number of consultants or independent contractors set forth on Subsection 4.10(a) of the Disclosure Schedule.
(b)    To the Issuer’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Issuer or that would conflict with the Issuer’s business. Neither the execution or delivery of this Agreement, nor the carrying on of the Issuer’s business by the employees of the Issuer, nor the conduct of the Issuer’s business as now conducted and as presently proposed to be conducted, will, to the Issuer’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. To the Issuer’s knowledge, no officer or key employee is in violation of any prior employee contract, proprietary information agreement or noncompetition agreement.
(c)    Except as set forth on Subsection 4.10(c) of the Disclosure Schedule, the Issuer is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Issuer has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Issuer has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Issuer and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.
(d)    The Issuer is not aware that any officer or key employee or key consultant intends to terminate his or her employment with the Issuer, nor does the Issuer have a present intention to terminate the employment or consultancy of any officer or key employee or key consultant, as applicable. The employment of each employee of the Issuer is terminable at the will of the Issuer, and upon termination of the employment of any such employee, no severance or other payments will become due. Except as set forth in Subsection 4.10(d) of the Disclosure Schedule, the Issuer has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.
(e)    The Issuer has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings or actions by written consent of the Board of Directors.

(f)    To the extent there are former employees of the Issuer whose employment was terminated by the Issuer, each has entered into an agreement with the Issuer providing for the full release of any claims against the Issuer or any related party arising out of such employment.
(g)    Subsection 4.10(g) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Issuer, or which the Issuer participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Issuer has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.
(h)    The Issuer is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Issuer, has sought to represent any of the employees, representatives or agents of the Issuer. There is no strike or other labor dispute involving the Issuer pending, or to the Issuer’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Issuer aware of any labor organization activity involving its employees.
4.11    Related Party Transactions. No employee, officer, director or, to the Issuer’s knowledge, consultant to or stockholder of the Issuer or, to the Issuer’s knowledge, member of his or her immediate family is indebted to the Issuer. There are no obligations of the Issuer to employees, officers, directors, consultants or stockholders of the Issuer (or commitments to make loans or extend or guarantee credit) other than for payment for services rendered, reimbursement for reasonable expenses incurred on behalf of the Issuer, and, with respect to employees and officers only, for standard employee benefits made generally available to all employees. No employee, officer, consultant or director of the Issuer or member of his or her immediate family is entitled to any bonus, acceleration of benefits or special payment as the result of any change of control of the Issuer, any termination of employment or any other event or combination of events. Except as set forth in Subsection 4.11 of the Disclosure Schedule, (i) to the Issuer’s knowledge, no employee, officer, consultant or director of the Issuer or member of his or her immediate family has any direct or indirect ownership interest in any firm or corporation with which the Issuer is affiliated or with which the Issuer has a business relationship, or any firm or corporation that competes with the Issuer, except that employees, officers, consultants or directors of the Issuer and members of their immediate families may own stock in publicly traded companies (representing less than 2% of the outstanding stock of such Issuer); and (ii) no employee, officer or director or, to the Issuer’s knowledge, member of his or her immediate family is directly or indirectly interested in any material contract with the Issuer (other than such contracts as relate to any such person’s service to the Issuer or ownership of capital stock or other securities of the Issuer).
4.12    Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Issuer’s knowledge, currently threatened (i) against or involving the Issuer, (ii) against any officer, key employee or director of the Issuer arising out of their employment or board relationship with the Issuer, (iii) that questions the validity of this Agreement or the right of the Issuer to enter into them, or to consummate the transactions contemplated by this Agreement, or (iv) to the Issuer’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Issuer nor, to the Issuer’s knowledge, any of its officers, or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would have a Material Adverse Effect). There is no action, suit, proceeding or investigation by the Issuer pending or which the Issuer intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Issuer) involving the prior employment of any of the Issuer’s employees, their services provided in connection with the Issuer’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.
4.13    Title to Property and Assets. The Issuer has good and marketable title to all of its properties and tangible assets that it owns, free and clear of all mortgages, liens, loans and encumbrances, except liens for current taxes and assessments not yet due and liens and encumbrances which arise in the ordinary course of business and which do not, in any case, in the aggregate, materially detract from the value or use of the property subject thereto or materially impair the operations of the Issuer. With respect to the property and assets it leases, the Issuer is in compliance with the terms of such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Issuer does not own any real property.
4.14    Permits. The Issuer has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could reasonably be expected to have a Material Adverse Effect, and the Issuer believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as it is currently planned to be conducted. The Issuer is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
4.15    Tax Returns, Payments, and Elections. The Issuer has filed all tax returns and reports (including information returns and reports) as required by law. Such tax returns and reports are true and correct in all material respects. The Issuer has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Disclosure Schedule. The Issuer has not elected pursuant to the Code, to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect. The Issuer has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Issuer’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of incorporation, the Issuer has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Issuer has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations. The Issuer has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes,

Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. The Issuer is not a party to any contract and/or has not granted any compensation, equity or award that could be deemed deferred compensation subject to the additional twenty percent (20%) tax under Section 409A of the Code, and neither the Issuer nor any person that is a member of the same controlled group as the Issuer or under common control with the Issuer within the meaning of Section 414 of the Code has any liability or obligation to make any payments or to issue any equity award or bonus that could be deemed deferred compensation subject to the additional twenty percent (20%) tax under Section 409A of the Code.
4.16    Financial Statements. The Issuer has made available to the Lenders the unaudited financial statements (balance sheet, statement of operations and statement of cash flows) of the Issuer as of and for the year ended December 31, 2024 and year ended December 31, 2023 and the 3-month period ended March 31, 2025 (the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the Financial Statements may not contain all footnotes required by GAAP. The Financial Statements are correct and fairly present in all material respects the financial condition and operating results of the Issuer as of the dates, and for the periods therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Issuer has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the March 31, 2025; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Issuer maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.
4.17    Changes. Except as set forth in Subsection 4.17 of the Disclosure Schedule, since March 31, 2025 there has not been:
(a)    any change in the assets, liabilities, financial condition or operating results of the Issuer from that reflected in the Financial Statements, except changes in the ordinary course of business that have not had a Material Adverse Effect;
(b)    any waiver or compromise by the Issuer of a valuable right or of a material debt owed to it;
(c)    any entry into or material change or amendment to a material agreement by which the Issuer or any of its assets or properties is bound or subject;
(d)    any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(e)    any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Issuer, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(f)    any declaration, setting aside or payment or other distribution in respect of any of the Issuer’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Issuer;
(g)    any mortgage, pledge, transfer of a security interest in, or lien, created by the Issuer, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;
(h)    any resignation or termination of employment of any officer or key employee of the Issuer; and the Issuer, is not aware of any impending resignation or termination of employment of any such officer or key employee;
(i)    any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Issuer;
(j)    any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;
(k)    any loans or guarantees made by the Issuer to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(l)    any sale, assignment or transfer of any Proprietary Rights that could reasonably be expected to result in a Material Adverse Effect;
(m)    any other event or condition of any character, other than events affecting the economy or the Issuer’s industry generally, that has resulted in or could reasonably be expected to result in Material Adverse Effect; or
(n)    any agreement or commitment by the Issuer to do any of the things described in this Section 4.17.
4.18    Registration Rights; Voting Rights. Except as provided in this Agreement and the Issuer’s Fourth Amended and Restated Investors’ Rights Agreement dated as of March 6, 2025, (i) the Issuer has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently except such as have been so duly waived, and (ii) to the Issuer’s knowledge, no stockholder of the Issuer has entered into any agreement with respect to the voting of equity securities of the Issuer.
4.19    Minute Books. The minute books of the Issuer provided to the Lenders or counsel to the Lenders contain minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of the Issuer’s inception, and accurately reflect all actions by the directors and stockholders with respect to all transactions referred to in such minutes in all material respects.
4.20    Environmental Matters. There is no pending or, to the knowledge of the Issuer, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity, relating to environmental matters involving the Issuer, including without limitation those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety, or the environment, which violation would have a Material Adverse Effect. To the Issuer’s knowledge, the Issuer is not in violation of any applicable federal, state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.
4.21    Insurance. The Issuer has in full force and effect (i) general commercial and product liability insurance policies with coverage customary for companies similarly situated to the Issuer and (ii) fire and casualty insurance policies in amounts customary for companies in similar businesses similarly situated.
4.22    Real Property Holding Corporation. The Issuer is not a real property holding corporation within the meaning of Section 897(c)(2) of the Code, and any regulations promulgated thereunder.
4.23    Preclinical and Clinical Data. All preclinical and clinical data generated by the Issuer with respect to each of its material preclinical programs (the “Data”) generated by the Issuer is accurate in all material respects, and no Data (whether generated by the Issuer or a third party engaged by the Issuer) has been omitted to be reported to the Lenders, the omission of which would reasonably be considered material to the Lenders’ interpretation or understanding of the Data as a whole, except to the extent that any Lenders has requested not to receive certain Data. The Issuer has no knowledge, after due inquiry, of any material errors, inconsistencies or omissions in any Data generated by any third-party contract research organization engaged by the Issuer (it being understood that due inquiry shall mean a level of inquiry customary for similarly situated companies in the industry). The Issuer has not received any notices or correspondence from any governmental entity or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests or development by or on behalf of the Issuer.
4.24    No “Bad Actor” Disqualification. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Issuer or, to the Issuer’s knowledge, any Issuer Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable. “Issuer Covered Person” means, with respect to the Issuer as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).
4.25    Foreign Corrupt Practices Act. Neither the Issuer nor any of the Issuer’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Issuer or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Issuer nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Issuer further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anticorruption law. Neither the Issuer, or, to the Issuer’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.
4.26    Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Issuer is and has been, to its knowledge, in compliance with all applicable laws in all relevant jurisdictions, the Issuer’s privacy policies and the requirements of any contract or codes of conduct to which the Issuer is a party. The Issuer has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf or stored, used, maintained or controlled by or on behalf of the Issuer from and against unauthorized access, use and/or disclosure. The Issuer is and has been, to its knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To the Issuer’s knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to personal information owned, stored, used, maintained or controlled by or on behalf of the Issuer such that the Issuer was required to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Issuer’s confidential information or trade secrets that reasonably would be expected to result in a Material Adverse Effect.
4.27    HIPAA. The Issuer has complied with all applicable security and privacy standards regarding protected health information under Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended (“HIPAA”) and any similar local, state or foreign law applicable to the Issuer. The Issuer has performed a security risk assessments in accordance with HIPAA and other applicable laws and addressed and fully remediated all threats, vulnerabilities, and deficiencies identified in that security assessment in accordance with applicable laws and standards. The Issuer has entered into a business associate agreement that complies with HIPAA, in each case in which the Issuer (a) is acting as a business associate (as defined in 45 C.F.R. § 160.103) or (b) provides access to protected health information to a third party (including, without limitation, a subcontractor), in each case as required by, and in conformity with, applicable laws and contracts to which the Issuer is a party.
4.28    FDA and Regulatory Matters. The Issuer is in compliance, in all material respects, with all applicable laws administered or issued by the FDA or the similar governmental entity in any applicable jurisdiction in which the Issuer conducts its business (each a “Regulatory

Authority” and together with the FDA, the “Regulating Authorities”). The Issuer has obtained all necessary and applicable exemptions, approvals, clearances, authorizations, licenses and registrations required by Regulating Authorities to permit the conduct of its business as presently conducted and as presently proposed to be conducted, and the Issuer is in material compliance with all terms and conditions of its regulatory permits. The Issuer has not received written notice from a Regulating Authority alleging any Issuer violation of law.
4.29    CFIUS Representations. The Issuer does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Issuer has no current intention of engaging in such activities in the future.
4.30    Outbound Investment Rules. The Issuer either is (i) not a “person of a country of concern”; or (ii) not engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Rules”). The Issuer has no intention of becoming a “person of a country of concern” that engages in any “covered activity.” The Issuer is not a person that directly or indirectly holds a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of any “covered foreign person” (as defined in the Outbound Investment Rules).
4.31    Disclosure. The Issuer has made available to the Lenders all the information reasonably available to the Issuer that the Lenders have requested for deciding whether to acquire the Notes. No representation or warranty of the Issuer contained this Agreement (as modified by the Disclosure Schedule), nor any certificate furnished or to be furnished to such Lender by the Issuer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or, to the Issuer’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.
5.    Representations and Warranties of the Lenders. In order to induce the Issuer to enter into this Agreement, each Lender hereby represents and warrants to the Issuer, severally and not jointly, with respect to itself only that:
5.1    Authorization. All action on the part of such Lender necessary for the authorization, execution and delivery of this Agreement, and the applicable Note, and the performance of all obligations of such Lender hereunder and thereunder, has been taken. This Agreement, and the applicable Note constitutes such Lender’s valid and legally binding obligation, enforceable in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights, (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) applicable usury laws. Such Lender represents that it has full power and authority to enter into this Agreement, and its Note and to carry out the transactions contemplated hereby and thereby.
5.2    Purchase Entirely for Own Account. The applicable Note and any Conversion Shares issuable upon conversion of the Notes (collectively, the “Securities”) and are being acquired by Lender for its own account for investment only and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Act, or any rule or regulation under the Securities Act. Such Lender has no present intention of selling, granting any participation in or otherwise distributing the same. Such Lender further represents that such Lender does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Securities.
5.3    Disclosure of Information. Such Lender acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. Such Lender further represents that it has had an opportunity to ask questions and receive answers from the Issuer regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given to the Lender.
5.4    Investment Experience. Such Lender has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, such Lender also represents that either (a) it has not been organized solely for the purpose of acquiring the Securities or (b) all of its beneficial owners are accredited investors.
5.5    Economic Risk. Such Lender understands that the Issuer has limited financial and operating history, and that investment in the Issuer involves substantial risks. Such Lender further acknowledges that the purchase of the Securities is a highly speculative investment. Such Lender represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.
5.6    Accredited Investor. Such Lender is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
5.7    Restricted Securities. Such Lender understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Lender further acknowledges and understands that the Issuer is under no obligation to register or qualify the Securities for resale. Lender further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Securities, and requirements relating to the Issuer which are outside of Lender’s control, and which the Issuer is under no obligation and may not be able to satisfy.
5.8    Further Limitations on Disposition. Without in any way limiting the representations and warranties of such Lender as set forth above or the transfer restrictions applicable to the Note, such Lender further agrees not to make, directly or indirectly, any disposition of all or any portion of the Note and agrees that the it will not make, directly or indirectly, any disposition of all or any portion of the Conversion Shares except in compliance with the terms of and restrictions set forth in Section 6 of the Issuer’s Fourth Amended and Restated Voting Agreement dated as of March 6, 2025 and any lock-up or similar agreement entered into by such Lender in connection with an initial public offering of Common Stock. Any purported transfer in violation of the foregoing shall be null and void ab initio.
5.9    Brokerage Fees. Such Lender has not incurred, will not incur and will not become liable for any investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement.
5.10    Tax Advisors. Such Lender has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, such Lender relies solely on any such advisors and not on any statements or representations of the Issuer or any of its agents, written or oral. Such Lender understands that it (and not the Issuer) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Agreement.
5.11    Rule 144. Such Lender understands that the exemption from registration afforded by Rule 144 promulgated by the SEC under the Securities Act (“SEC Rule 144”) (the provisions of which are known to Lender) depends upon the satisfaction of various conditions and that such exemption is not currently available.
5.12    No General Solicitation. Such Lender, and any of its officers, directors, employees, agents, stockholders or partners, has not either directly or indirectly, including through a broker or finder, (a) engaged in any general solicitation or (b) published any advertisements in connection with the offer and sale of the Notes.
5.13    Legends. Such Lender acknowledges, understands and agrees that the Notes and all other Securities, may bear one or all of the following legends:
(a)THIS NOTE, ANY SHARES OF CAPITAL STOCK ISSUABLE UPON CONVERSION OF THIS NOTE OR ANY REPLACEMENT NOTES ISSUABLE UPON EXCHANGE OF THIS NOTE, IN EACH CASE, HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. NO OFFER, SALE OR TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR THE

APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER THE ACT.
(b)THE PURCHASER MAY NOT, DIRECTLY OR INDIRECTLY, TRANSFER THIS NOTE, EXCEPT IN ACCORDANCE WITH THIS AGREEMENT AND SECTION 5(C) OF THE NOTE.
(c)Any legend required by the securities laws of any state to the extent such laws are applicable to the Securities represented by the certificate so legended.
(d)A legend required under Treasury Regulation Section 1.1275-3.
(e)Any other legend that the Issuer may reasonably require.
5.14    Outbound Investment Country Status. The Lender is not a “person of a country of concern” within the meaning of the Outbound Investment Rules.
6.    Further Assurances. Each Lender agrees and covenants, severally and not jointly, that at any time and from time to time it will promptly execute and deliver to the Issuer such further instruments and documents and take such further action as the Issuer may reasonably require in order to carry out the full intent and purpose of this Agreement and the Notes and to comply with state or federal securities laws and all other regulatory requirements and approvals.
7.    Information Rights. At any time when any Note is outstanding, the Issuer shall deliver to each Lender the following information:
7.1    as soon as practicable after the end of each fiscal year of the Issuer, and in any event within 120 days after the end of each fiscal year of the Issuer (i) a consolidated balance sheet of the Issuer and its subsidiaries, if any, as at the end of such fiscal year, (ii) consolidated statements of income and cash flows of the Issuer and its subsidiaries, if any, for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined below) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements prepared in accordance with U.S. generally accepted accounting principles consistently applied, and audited and certified by independent public accountants of recognized national standing selected by the Issuer;
7.2    as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Issuer, and in any event within 45 days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Issuer, an unaudited consolidated balance sheet of the Issuer and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Issuer and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments and such financial statements may not contain accompanying notes;

7.3    as soon as practicable after the each month, and in any event within 30 days after the end of each such month, an unaudited consolidated balance sheet of the Issuer and its subsidiaries, if any, as of the end of each such monthly period, and unaudited consolidated statements of income and cash flows of the Issuer and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments and such financial statements may not contain accompanying notes, along with a comparison of such results to the Issuer’s operating plan; and
7.4    as soon as practicable after the end of each quarter of each fiscal year of the Issuer, and in any event within 45 days after the end of such quarter, a capitalization table showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance.
8.    Miscellaneous.
8.1    Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated by any Lender without the prior written consent of the Issuer, other than to an Affiliate of such Lender.
8.2    Governing Law; Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law provisions of the State of Delaware or of any other state that would result in the application of the laws of a state other than the State of Delaware. The Issuer hereby submits to the exclusive jurisdiction of the state and federal courts sitting in the Wilmington, Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Agreement.

8.3    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
8.4    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
8.5    Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and mailed or delivered to each party as follows: (i) if to the Lender, at the Lender’s email address or mailing address set forth opposite such Lender’s name in the Schedule of Lenders, or (ii) if to the Issuer, at the mailing address or electronic mail address set forth on the Issuer’s signature page to this Agreement, or at such other mailing or electronic mail address as the Issuer shall have furnished to the Lenders in writing from time to time, and a copy (which shall not constitute notice) shall be sent to Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, CA 92626-1925, Attention: Ross McAloon, email: ross.mcaloon@lw.com. All such notices and communications will be deemed sufficient upon delivery, when delivered personally, one (1) Business Day after being deposited with an overnight courier service of recognized standing or upon delivery if sent via electronic mail.
8.6    Compliance with Treasury Regulations. The parties agree (i) that each debt instrument is described in Treasury Regulations Section 1.1272-1(c)(2) and therefore is governed by the rules set out in Treasury Regulations Section 1.1272-1(c), and is not governed by the rules set out in Treasury Regulations Section 1.1275-4, and therefore, and any multiple of the principal payable upon a Liquidation Event will not be treated as resulting in original issue discount (“OID”), (ii) multiple of the principal payable upon a Liquidation Event is intended to approximate the economic return from a conversion of this debt instrument into equity under Treasury Regulations Section 1.1272-1(e), and Treasury Regulations Section 1.1275-4(a)(4), (iii) the Issuer and each Lender agree to treat such multiple of principal as such a conversion right, and properly exclude the value of such multiple or any liquidation preference from the calculation of OID or contingent interest under this debt instrument, and (iv) to adhere to this Section 8.6 for federal income tax purposes and not to take any action or file any tax return, report or declaration inconsistent herewith, unless and until there is a “final determination” to the contrary within the meaning of Section 1313(a) of the Code (or similar provision of any state, local or foreign law).
8.7    Expenses. The Issuer and each Lender shall bear their own respective legal and other expenses with respect to the negotiation, execution, delivery, performance and enforcement of this Agreement and the Notes.
8.8    Entire Agreement; Amendments and Waivers. This Agreement and the Notes and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. The Issuer’s agreements with each of the Lenders are separate agreements, and the sales of the Notes to each of the Lenders are separate sales. Nonetheless, the terms and provisions of this Agreement or the Notes may be modified or amended and the observance of any term of this Agreement or the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Issuer and the Lenders.

8.9    Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
8.10    Electronic and Facsimile Signatures.Any signature page delivered electronically or by facsimile (including, without limitation, transmission by .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be binding to the same extent as an original signature page.
8.11    Exculpation Among Lenders. Each Lender acknowledges that it is not relying upon any Person, other than the Issuer and its officers and directors in their capacities as such, in making its investment or decision to invest in the Issuer. Each Lender agrees that no other Lender nor the respective controlling persons, officers, directors, partners, agents, stockholders or employees of any other Lender shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase and sale of the Notes.
8.12    Interpretation. This Agreement shall be deemed to be jointly drafted by the Issuer and the Lenders and shall not be construed against any Person as the drafter hereof. In this Agreement, unless otherwise indicated or the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties required and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Section shall be construed as a reference to that specified Section of this Agreement; and all references to “$” or “dollars” shall be deemed references to United States dollars.
8.13    Survival of Warranties. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Issuer and each Lender contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the conversion of the Notes or their repayment pursuant to their terms and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Lenders or the Issuer.
8.14    Confidentiality. Each Lender agrees that such Lender will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Issuer) any confidential information obtained from the Issuer pursuant to the terms of this Agreement, the Notes (including notice of the Issuer’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 8.14 by such Lender), (b) is or has been independently developed or conceived by such Lender without use of the confidential information, or (c) is or has been made known or disclosed to such Lender by a third party without a breach of any obligation of confidentiality such third party may have to the Issuer; provided, however, that a Lender may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Issuer, (ii) to any prospective purchaser of any Securities or any other securities of the Issuer from such Lender, if such prospective purchaser agrees to be bound by the provisions of this Section 8.14, (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Lender in the ordinary course of business; provided that such Lender informs such Person that such Information is confidential and directs such person or entity to maintain confidential treatment of such information, or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena; provided that such Lender promptly notifies the Issuer of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, each Lender may (x) identify its investment in the Issuer and the value of such Lender’s security holdings in accordance with applicable investment reporting and disclosure regulations or internal policies and (y) respond to examinations, demands or requests of a regulatory authority, in each case without prior notice to or consent from the Issuer; provided that, with respect to clause (y), for any such examination, demand or request that is specifically targeted to the Issuer, such Lender, to the extent legally permissible, shall promptly notify the Issuer of such disclosure and take reasonable steps, at the Issuer’s sole cost and expense, to minimize the extent of such required disclosure.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first set forth above.

ISSUER:

SHOULDER INNOVATIONS, INC.

By:	/s/ Jeffrey Points

Name: Jeffrey Points
Title: Chief Financial Officer
Address:
1535 Steele Avenue SW, Suite B Grand Rapids, Michigan 49507 Email: rob@shoulderinnovations.com
[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first set forth above.

LENDERS:

FIDELITY SELECT PORTFOLIOS: SELECT MEDICAL TECHNOLOGY AND DEVICES PORTFOLIO

By:	/s/ Chris Maher

Name:	Chris Maher

Title:	Authorized Signatory
Address: Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005

Email:BBH.Fidelity.CA.Notifications@BHH.com
[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first set forth above.

LENDERS:

FIDELITY ADVISOR SERIES VII: FIDELITY ADVISOR HEALTH CARE FUND

By:	/s/ Chris Maher

Name:	Chris Maher

Title:	Authorized Signatory
Address: Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005

Email:BBH.Fidelity.CA.Notifications@BHH.com
[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first set forth above.

LENDERS:

FIDELITY SELECT PORTFOLIOS: SELECT HEALTH CARE PORTFOLIO

By:	/s/ Chris Maher

Name:	Chris Maher

Title:	Authorized Signatory
Address: Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005

Email:BBH.Fidelity.CA.Notifications@BHH.com
[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first set forth above.

LENDERS:

VARIABLE INSURANCE PRODUCTS FUND IV: VIP HEALTH CARE PORTFOLIO

By:	/s/ Chris Maher

Name:	Chris Maher

Title:	Authorized Signatory
Address: State Street Bank & Trust Mutual Funds Lockbox PO Box 75194 Chicago IL 60675-5194 Attn:ENGINEDECK & CO FBO Variable Insurance Products Fund IV: VIP

Email: SSBCORPACTIONS@StateStreet.com
[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first set forth above.

LENDERS:

VARIABLE INSURANCE PRODUCTS FUND IV: VIP HEALTH CARE PORTFOLIO

By:	/s/ Chris Maher

Name:	Chris Maher

Title:	Authorized Signatory
Address: Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005

Email:BBH.Fidelity.CA.Notifications@BHH.com
[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first set forth above.

LENDERS:

FIDELITY SECURITIES FUND: FIDELITY SMALL CAP GROWTH K6 FUND

By:	/s/ Chris Maher

Name:	Chris Maher

Title:	Authorized Signatory
Address: BNY Mellon PO Box 392002 Pittsburgh PA 15230

Email: fidelitycorporateevents@bnymellon.com
[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first set forth above.

LENDERS:

FIDELITY VENTURE CAPITAL FUND I LP

By: Fidelity Diversifying Solutions
LLC

Its: Investment Manager

By: /s/ Chris Maher

Name: Chris Maher

Title:Authorized Signatory
Address: State Street Bank & Trust Mutual Funds Lockbox PO Box 75194 Chicago IL 60675-5194 Attn: BRIDGEBOARD & CO FBO Fidelity Venture Capital Fund I LP

Email: SSBCORPACTIONS@StateStreet.com
[Signature Page to Note Purchase Agreement]